Exhibit 10.109
RUSS BERRIE AND COMPANY, INC.
TRANSACTION BONUS PLAN
Adopted as of April 19, 2007
Article I
INTRODUCTION
     This Russ Berrie and Company, Inc. Transaction Bonus Plan (this “Plan”) being adopted by Russ Berrie and Company, Inc., a New Jersey corporation (the “Company”), is designed to reward specified key employees of the Company for a successful “Sale of the Gift Business” (as such term is defined in this Plan).
Article II
PARTICIPATION AND BONUS AWARDS
     Section 2.1 Participation in Plan. Each of Andrew Gatto, Tony Cappiello, Marc Goldfarb and James J. O’Reardon, Jr. (the “Participants”) shall be eligible to participate in this Plan. Each Participant shall be entitled to receive, in accordance with the provisions of this Plan, the percentage (the “Percentage”) of: (i) the “Net Sale Price” with respect to a Sale of the Gift Business, and (ii) any “Shining Stars Additional Consideration” with respect to a Sale of the Gift Business (as each such term is defined in this Plan) set forth opposite such Participant’s name on Exhibit A.
     Section 2.2 Bonus Awards. The aggregate dollar amount payable to all Participants under this Plan is referred to herein as such Participant’s “Bonus Award”. A Participant shall have no rights with regard to any Bonus Award until such time as such Bonus Award becomes vested and payable in accordance with the provisions of this Plan. The aggregate dollar amount of the portion of the Bonus Award payable to a Participant based on such Participant’s Percentage of the Net Sale Price with respect to a Sale of the Gift Business is referred to herein as such Participant’s “Net Sale Award”.
     Section 2.3 Vesting of Bonus Awards. Bonus Awards shall, subject to the Participant’s continuous employment with the Company through the “Closing Date” (as such term is defined in this Plan), vest and become payable as of the Closing Date. If a Participant is not employed by the Company on the Closing Date, the Participant shall forfeit all rights with respect to his Bonus Award; provided, however, that if a Participant’s employment is terminated by the Company without Cause or by the Participant for Good Reason prior to the Closing Date, the Bonus Award shall be paid to such Participant as though such Participant remained continuously employed through the Closing Date. For purposes of this Plan, the terms “Cause” and “Good Reason” shall have the meanings assigned to them in the CIC Plan (as defined in Section 4.7).
     Section 2.4 Payout of Bonus Awards.
     (a) An amount equal to 90% of each Participant’s Net Sale Award, based on the Net Sale Price calculated as of the Closing Date, shall be paid to each Participant (or his beneficiaries) in a cash lump sum within 5 business days after the Closing Date (such payment, the “Initial Bonus Payment”);

     (b) Either (i) an amount, if any, equal to the excess of 100% of each Participant’s Net Sale Award, based on the Net Sale Price calculated as of the 90th day following the Closing Date (the “Final Determination Date”), over the amount of the Initial Bonus Payment paid to such Participant (or his beneficiaries) shall be paid to each Participant (or his beneficiaries) in a cash lump sum within 5 business days after the Final Determination Date or (ii) each Participant (or his beneficiaries) shall pay to the Company within 5 business days after the Final Determination Date an amount, if any (the “Reimbursement Amount”), equal to the excess of the Initial Bonus Payment paid to such Participant over 100% of such Participant’s Net Sale Award, based on the Net Sale Price calculated as of the Final Determination Date. The Company may apply any amounts payable under any otherwise applicable plan, policy, program or practice of the Company in which the Participant is a participant to offset any applicable Reimbursement Amount.
     (c) An amount equal to each Participant’s Percentage of any “Shining Stars Additional Consideration” (as such term is defined in this Plan) shall be paid to such Participant (or his beneficiaries) in a cash lump sum, in each case on March 31st, June 30th, September 30th and December 31st of each corresponding fiscal quarter that the Company receives any Shining Stars Additional Consideration.
     To the extent either a Sale of the Gift Business or the payment of a Bonus Award is accomplished through a series of transactions or payments, the Bonus Award payable to any Participant hereunder shall be determined on a cumulative basis, calculated by applying the applicable Percentage of such Participant to the aggregate purchase price (i.e., Net Sale Price plus all Shining Stars Additional Consideration): (i) at the time of a particular payment, or (ii) of the relevant transaction and all prior transactions, and deducting from the amount so determined any Bonus Award amounts previously paid to such Participant.
     All bonus payments shall be made in U.S. dollars.
     Section 2.5 “Closing Date” Defined. For purposes of this Plan, the term “Closing Date” means the date on which a Sale of the Gift Business occurs.
     Section 2.6 “Sale of the Gift Business” Defined. A “Sale of the Gift Business” means the consummation of a sale by the Company of all or substantially all of the gift business as conducted by the Company and its subsidiaries (whether effected by stock sale, merger, consolidation, other business combination, asset sale, other form of transaction, or any combination thereof).
     Section 2.7 “Net Sale Price” Defined. “Net Sale Price” means, as of the Closing Date or the Final Determination Date, as applicable, the purchase price paid to the Company in connection with the Sale of the Gift Business (whether paid in cash, securities or other property) less (A) (i) any negative adjustment to the purchase price as a result of any purchase price adjustment provisions of the definitive transaction agreement governing the Sale of the Gift Business and (ii) any amounts paid on or prior to the Final Determination Date or agreed in writing on or prior to the Final Determination Date to be paid by the Company pursuant to any indemnity or other provision of the definitive transaction agreement governing the Sale of the Gift Business plus (B) any positive adjustment to the purchase price as a result of any purchase price adjustment provisions of the definitive transaction agreement governing the Sale of the Gift Business.
     Section 2.8 “Shining Stars Additional Consideration” Defined. “Shining Stars Additional Consideration” means any additional consideration paid to the Company (whether paid in cash, securities or other property) in accordance with the provisions of the definitive transaction agreement governing the Sale of the Gift Business based on the net sales or other performance or value measure of all or any part of the Shining Stars® program subsequent to the Closing Date.
     Section 2.9 Determination of Net Sale Price and Shining Stars Additional Consideration. Net Sale Price and Shining Stars Additional Consideration shall each be determined in good faith by the Company as of the Closing Date, the Final Determination Date (if applicable), and each date of payment of any Shining Stars Additional Consideration, and, subject to the terms of and except as otherwise provided in this Section 2.9, its determination shall be conclusive and binding upon the Company and all Participants. Securities that are traded on a recognized market or quotation system shall be valued at their closing prices on the day immediately prior to delivery, as listed on such recognized market or quotation system on which the trading prices of such securities are traded or quoted at the relevant time. Securities and other property that are not traded on a recognized market or quotation system shall be valued in good faith by the Company at the relevant time. In the event there is a disagreement as to the valuation of any securities and other property that are not traded on a recognized market or quotation system, the Company shall retain a nationally recognized independent valuation firm to resolve such controversy at the Company’s expense and such valuation firm’s resolution shall be conclusive and binding upon the Company and all Participants.
Article III
PLAN ADMINISTRATION
     Section 3.1 Powers of the Compensation Committee of the Board of Directors. The Compensation Committee of the Board of Directors of the Company (the “Committee”) shall be responsible for the administration of this Plan. The Committee is authorized to prescribe, amend and rescind rules and regulations relating to the administration of this Plan, to provide for conditions deemed necessary or advisable to protect the interests of the Company or any of its affiliates, and to make all other determinations necessary or advisable for the administration and interpretation of this Plan in order to carry out its provisions and purposes. Any decision or action taken or to be taken by the Committee, arising out of or in connection with the construction, administration, interpretation and effect of this Plan and of its rules and regulations, shall, to the maximum extent permitted by applicable law, be within its absolute discretion (except as otherwise specifically provided herein) and shall be conclusive and binding upon the Company and all Participants and any person claiming under or through any Participant.
Article IV
MISCELLANEOUS
     Section 4.1 Term and Amendment of this Plan. The Committee may amend, modify, terminate or suspend this Plan at any time prior to or on the Closing Date, provided that no amendment, modification, termination or suspension of this Plan shall in any manner adversely affect the rights of any Participant without the written consent of such Participant. Notwithstanding the foregoing, the Committee may amend the Plan or the manner of the payment of any award granted hereunder at any time if, in the discretion of the Committee, such amendments become necessary or advisable as a result of changes in law or regulation or to avoid the imposition of a penalty tax under Section 409A of the Internal Revenue Code, provided that no such amendment in respect of a penalty tax under Section 409A of the Internal Revenue Code shall put the Participant in any worse economic position than he would have been in absent such amendment.
     Section 4.2 Tax Withholding. Any payment made pursuant to the Plan shall be subject to applicable withholding obligations in an amount sufficient to satisfy federal, state and local or non-U.S. withholding tax requirements.
     Section 4.3 Unfunded Plan. This Plan shall be an unfunded plan and a Participant shall have only the rights of a general creditor with respect to such Participant’s interest under this Plan.
     Section 4.4 Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid or by whom any right under the Plan is to be exercised in case of his death. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during his lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.
     Section 4.5 No Guarantee of Employment. Nothing in this Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company. The adoption of this Plan shall have no effect on awards made or to be made or compensation paid or to be paid pursuant to other plans, programs, or arrangements covering employees of the Company or its subsidiaries, or any predecessors or successors thereto.
     Section 4.6 Governing Law. This Plan, and all notices hereunder, shall be construed in accordance with and governed by the laws of the State of New Jersey, without reference to conflicts of law principles thereof, which would require application of the law of another jurisdiction. This Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.
     Section 4.7 Change in Control Severance Plan. Notwithstanding anything herein to the contrary, this Plan shall not be applicable to any termination or transaction covered by the Company’s Change-in-Control Severance Plan, as amended from time to time (the “CIC Plan”), provided that another plan, with benefits substantially similar to those provided under this Plan, is applicable to the Participants upon the sale of the Company or all or substantially all of its assets.

     Section 4.8 Interpretation. The headings of articles and sections contained in this Plan are for convenience only and shall not control or affect the meaning or construction of any provision of this Plan. Except when otherwise indicated by the context, the singular shall be read and interpreted as the plural (when appropriate), and the plural shall include the singular.
     Section 4.9 Term. If a Sale of the Gift Business does not occur on or before December 31, 2008, this Plan shall terminate on December 31, 2008.